Exhibit 3.36

FORM OF FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
[NAME OF ENTITY]

This Fifth Amended and Restated Limited Liability Company Operating Agreement (together with the schedules attached hereto, this “Agreement”) of [NAME OF ENTITY], a Delaware limited liability company (“Company”), is entered into by [Name of Member], a Delaware limited liability company (the “Member”), as the sole equity member, as of April 23, 2013.  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, the Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on August     , 2011;

WHEREAS, this Agreement amends and restates in its entirety the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, entered into by the Member and the managers thereto (the “Managers”), dated as of August 4, 2011 (the “Fourth A&R LLC Agreement”);

WHEREAS, in accordance with Section 28 of the Fourth A&R LLC Agreement, the Managers and the Member have approved this Agreement; and

WHEREAS, the Member desires to enter into this Agreement to govern the operation of the Company.

The Member hereby agrees as follows:

ARTICLE I
Name.

The name of the limited liability company hereby is [Name of Entity].

ARTICLE II
Principal Business Office.

The principal business office of the Company shall be located at 601 Travis Street, Suite 1400 Houston, Texas 77002, or such other location as may hereafter be determined by the Member.

ARTICLE III
Registered Office.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

ARTICLE IV
Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

ARTICLE V
Members.

Section 5.01  The mailing address of the Member is set forth on Schedule B attached hereto.

Section 5.02  The Member may act by written consent.

ARTICLE VI
Certificates.

Kimberly M. O’Brien was designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE VII
Purposes.

The purpose to be conducted or promoted by the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware.

ARTICLE VIII
Powers.

The Company, and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in ARTICLE VII and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

ARTICLE IX
Management.

Section 9.01  Member Managed.  The business and affairs of the Company shall be managed by or under the direction of the Member.

Section 9.02  Powers.  The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  The Member has the authority to bind the Company.

ARTICLE X
Intentionally Omitted.

ARTICLE XI
Officers.

Section 11.01  Officers.  The Officers of the Company shall be designated by the Member.  The additional or successor Officers of the Company shall be chosen by the Member and shall consist of at least a President, a Vice President, Secretary and Treasurer.  Any number of offices may be held by the same person.  The Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Member.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the Member.  Any vacancy occurring in any office of the Company shall be filled by the Member.  The Officers of the Company designated by the Member are listed on Schedule C hereto.

Section 11.02  Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 11.03  Duties of Officers.  Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE XII
Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer of the Company.

ARTICLE XIII
Additional Contributions.

The Member has not and shall not at any time be required to make any capital contributions to the Company.  The Member may, but shall not be required to, make contributions to the capital of the Company from time to time.  No interest shall be paid on capital contributions made by any Member.  No Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

ARTICLE XIV
Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

ARTICLE XV
Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act.

ARTICLE XVI
Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Member.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

ARTICLE XVII
Other Business.

The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

ARTICLE XVIII
Exculpation and Indemnification.

Section 18.01  To the fullest extent permitted by law, neither the Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

Section 18.02  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this ARTICLE XVIII by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

Section 18.03  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this ARTICLE XVIII.

Section 18.04  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

Section 18.05  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

Section 18.06  The foregoing provisions of this ARTICLE XVIII shall survive any termination of this Agreement.

ARTICLE XIX
Assignments.

The Member may assign its limited liability company interest in the Company.  Subject to ARTICLE XXI, if the Member transfers all of its limited liability company interest in the Company pursuant to this ARTICLE XIX, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

ARTICLE XX
Membership Interests

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (“Article 8”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  The limited liability company interests in the Company shall be evidenced by certificates (the “Membership Certificates”), and the Membership Certificates shall be signed by any Officer, as authorized signatory on behalf of the Company, and shall be in such form as such Officer determines.  The certificated limited liability company interests shall be “certificated securities” and shall be in registered form within the meaning of Article 8.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8, such provision of Article 8 shall be controlling.  Subject to any limitations on the admission of additional Members set forth in this Agreement, additional Membership Certificates may be issued to an additional Member only upon the admission of such additional Member pursuant to this Agreement.  Each Membership Certificate issued hereunder shall bear substantially the following legend:

“THIS CERTIFICATE IS ISSUED PURSUANT TO THE TERMS OF THAT CERTAIN FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF [NAME OF ENTITY] DATED APRIL 23, 2013, AND EFFECTIVE AS OF APRIL 23, 2013 (THE “AGREEMENT”).  THIS CERTIFICATE EVIDENCES A LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY AND SHALL BE A SECURITY FOR PURPOSES OF (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER

SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.  THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT.”

ARTICLE XXI
Admission of Additional Members and Transfers of Indirect Interests.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

ARTICLE XXII
Dissolution.

Section 22.01  The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner required under this ARTICLE XXII or permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to ARTICLE XIX and ARTICLE XXI, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to ARTICLE XX and ARTICLE XXI), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

Section 22.02  Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or any additional member shall not cause the Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 22.03  Notwithstanding any other provision of this Agreement, each of the Member and any additional member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or any additional member, or the occurrence of an event that causes the Member, or any additional member to cease to be a member of the Company.

Section 22.04  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 22.05  The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XXIII
Waiver of Partition; Nature of Interest.

To the fullest extent permitted by law, the Member and any additional member admitted to the Company hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to ARTICLE XV hereof.  The interest of the Member in the Company is personal property.

ARTICLE XXIV
Tax Status.

It is intended that the Company shall be a disregarded entity for federal, state, and local income tax purposes.

ARTICLE XXV
Benefits of Agreement; No Third Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member, and nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, except as provided in ARTICLE XXVIII.

ARTICLE XXVI
Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

ARTICLE XXVII
Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

ARTICLE XXVIII
Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

ARTICLE XXIX
Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

ARTICLE XXX
Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

ARTICLE XXXI
Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

ARTICLE XXXII
Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in ARTICLE II, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

ARTICLE XXXIII
Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date of the date first written above.

SCHEDULE A

Definitions

A.                                    Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as in effect the date hereof and as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person or any Person who has a direct familial relationship, by blood, marriage or otherwise, with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Article 8” has the meaning set forth in ARTICLE XX.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on August     , 2011 and as may be amended or amended and restated from time to time.

“Company” means [Name of Entity], a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 18.01.

“Managers” has the meaning set forth in the Recitals.

“Member” means [Name of Member], a Delaware limited liability company, as the member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Membership Certificates” has the meaning set forth in ARTICLE XX.

“Officer” means an officer of the Company described in ARTICLE XI.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Fourth A&R LLC Agreement” has the meaning set forth in the Recitals.

B.                                    Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or subdivision.  The Article and Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Article, Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.